NEWS FOR IMMEDIATE RELEASE
January 3, 2005

WesBanco, Inc.
1 Bank Plaza
Wheeling, WV 26003

And

Winton Financial Corporation
5511 Cheviot Road
Cincinnati, OH 45247-7095

For Further Information Contact:
Paul M. Limbert (304) 234-9000
President & CEO, WesBanco, Inc.

Or

Robert L. Bollin (513) 245-7202
President & CEO, Winton Financial Corporation

WesBanco, Inc. Consummates Merger With Winton Financial Corporation

WHEELING, WV - January 3, 2005 - WesBanco, Inc. ("WesBanco") (Nasdaq:WSBC), a multi-state bank holding company headquartered in Wheeling, West Virginia and Winton Financial Corporation ("Winton") (AMEX:WFI), Cincinnati, Ohio, jointly announced today the consummation of WesBanco’s acquisition of Winton and the merger of Winton’s affiliate, The Winton Savings and Loan Co. ("Winton Savings"), with and into WesBanco affiliate, WesBanco Bank, Inc. Paul M. Limbert, President & CEO of WesBanco, and Robert L. Bollin, President & CEO of Winton, made the joint announcement of the transactions that were consummated on January 3, 2005.

The merger, which was previously announced on August 25, 2004 and approved by the appropriate regulatory agencies, was approved on December 3, 2004 by Winton’s shareholders. Under the terms of the Agreement and Plan of Merger, WesBanco will exchange a combination of its common stock and cash for Winton common stock.

As a result of the merger, Henry L. Schulhoff was elected as a Director of WesBanco, Inc., and Robert L. Bollin was elected as a Director of WesBanco Bank, Inc. Both Mr. Schulhoff and Mr. Bollin were Directors of Winton. Mr. Schulhoff was Chairman of the Board of Winton and has served since 1976 as the President of Schulhoff and Company, an investment counseling firm. Mr. Bollin was President and CEO of Winton and Winton Savings. Also, effective with the merger, WesBanco established an Advisory Board in the Cincinnati market consisting of the former directors of Winton.

"As WesBanco has grown through acquisitions over the past twenty years, we have stressed the importance of retaining key employees and maintaining community ties to effect a smooth transition in terms of customer retention," said Paul M. Limbert, WesBanco President & CEO. "Continuity in service and leadership are areas that we are particularly interested in as we prepare to offer a wider variety of products and services to Winton’s customers and the greater Cincinnati market. In that regard, we are pleased to announce that Robert L. Bollin will serve as President of WesBanco’s Cincinnati region and that we will retain an Advisory Board in the Cincinnati market. The Bollin family has built Winton into a venerable franchise in the Cincinnati area over the past 50 years and Winton employees have provided excellent service to their customers. We are anxious to build on their success", Mr. Limbert said.

Winton’s name will be changed to WesBanco Bank on February 24, 2005, the same day as the scheduled data processing conversion. Subsequent to the conversion date, Winton customers will be able to conduct banking transactions at all of WesBanco’s banking locations. WesBanco also provides service through a network of 128 Automated Teller Machines (ATMs), as a member of the STAR ATM network, and through an agreement with Cleveland-based KeyCorp (NYSE: KEY), provides its customers with surcharge-free access to Key’s network of more than 550 additional ATMs in Michigan, Indiana and Ohio. Prior to the merger with WesBanco, Winton operated seven banking offices principally located in Hamilton County, Ohio, a portion of the Cincinnati/Northern Kentucky MSA, a loan production office in the southeastern section of Cincinnati, Ohio and a loan production office in Southeastern Indiana. All of these Winton offices will continue to operate subsequent to the merger.

WesBanco’s merger with Winton creates a multi-state bank holding company with total assets of approximately $4.5 billion. WesBanco now operates through 86 banking offices and four loan production offices in West Virginia, Ohio, Pennsylvania and Indiana. From east to west, the Winton transaction expands WesBanco’s franchise from western Pennsylvania through WesBanco’s Columbus, Ohio and Springfield/Dayton, Ohio markets to Cincinnati. WesBanco’s banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia. In addition, WesBanco operates an insurance company, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc. that also operates Mountaineer Securities, WesBanco’s discount brokerage operation.

Forward-looking Statements

This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, and statements about the benefits of the merger between WesBanco and Winton, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: the businesses of WesBanco and Winton may not be integrated successfully or such integration may take longer to accomplish than expected; the expected cost savings and any revenue synergies from the merger may not be fully realized within the expected timeframes; disruption from the merger may make it more difficult to maintain relationships with clients, associates, or suppliers; changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of other business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure; and other factors described in WesBanco’s 2003 Annual Report on Form 10-K, Winton’s 2003 Annual Report on Form 10-K, and documents subsequently filed by WesBanco and Winton with the Securities and Exchange Commission. All forward-looking statements included in this news release are based on information available at the time of the release. Neither WesBanco nor Winton assumes any obligation to update any forward-looking statement.

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